Filed pursuant to Rule 424(b)(5)

Registration No. 333-263930

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 28, 2022)

$10,638,298 Principal Amount 6.0% Convertible Promissory Note

and Registered Commitment Shares

We have entered into a securities purchase agreement (the “Purchase Agreement”) dated January 10, 2025, with Kips Bay Select, LP (including any designee(s) thereof, the “Investor”), relating to our issuance of a $10,638,298 (the “Principal Amount”) 6.0% Convertible Promissory Note due April 10, 2026 (the “Convertible Note”). On the initial closing date, the Investor will fund $5,000,000, which shall result in an aggregate principal amount of $5,319,149 (that is, $5,000,000 in cash plus original issue discount of $319,149). On or before the date that is ten (10) business days after the Company effects a reverse split (the “Stock Split”) (resulting in an effective increase in the number of authorized shares of the Company’s common shares (the “Common Stock”) available for future issuances of Common Stock, the Company will receive an additional funding of $5,000,000, which shall result in a principal amount for such second tranche of $5,319,149 (that is, an additional $5,000,000 in cash plus an additional $319,149 of original issue discount). On the eleventh business day following the Closing of the Convertible Note, the Company will issue to the Investor (i) restricted shares of the Company’s common stock equal to 2% of the Principal Amount of the Convertible Note, based on a price per share equal to the 20-day VWAP for the period beginning on the 10th trading day prior to the closing of the Convertible Note and ending on the 10th trading day after the closing of the Convertible Note (the “VWAP Period”), and (ii) registered shares of the Company’s common stock equal in value to 3% of the Principal Amount of the Convertible Note (the “Registered Commitment Shares”), based on a price per share equal to the 20-day VWAP for the VWAP Period, in each case, for no additional consideration. “VWAP” means, for or as of any date, the dollar volume-weighted average price for such security on the trading market as reported by www.quotemedia.com.

Comstock can prepay the Convertible Note for cash 30-days following closing by providing no less than 30 days’ written notice of its intention to prepay the Convertible Note at 120% of the Face Value, plus accrued interest. Subject to the limitations described herein, the Convertible Notes shall be convertible into shares of Common Stock at the election of the Investor, from time to time, at a conversion price of 88% of the lowest of the volume weighted average price of the Common Stock on the six consecutive trading days prior to and including the date that the Investor submits a conversion notice.

Except as set forth in the Convertible Note, conversion of the Convertible Note shall be subject to the Stock Split.

Our common stock is listed on the NYSE American under the symbol “LODE.” The last reported sale price of our common stock on the NYSE American on January 10, 2025 was $0.53 per share.

The Investor may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. For more information, please see the section of this prospectus supplement titled “Plan of Distribution” beginning on page S-10.

Investing in our common stock involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2025.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we may offer the Convertible Note and the Registered Commitment Shares.

We provide information to you about this offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the Investor has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Investor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We are offering to sell, and seeking offers to buy, shares of common stock, and securities convertible into shares of common stock, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock, and securities convertible into shares of common stock, in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the common stock offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our” “Comstock” or “the Company” or other similar terms mean Comstock Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 27, 2024 (the “2023 Form 10-K”); and

(b)

Our quarterly reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on April 29, 2024, for the quarter ended June 30, 2024, filed with the Commission on August 8, 2024, and for the quarter ended September 30, 2024, filed with the Commission on October 22, 2024 (the “Form 10-Qs”); and

(c)

Our current reports on Form 8-K filed with the Commission on January 8, 2024, February 14, 2024, March 29, 2024 (as amended), April 8, 2024, April 24, 2024, April 24, 2024, April 30, 2024, May 20, 2024, May 31, 2024, July 19, 2024, August 8, 2024, September 18, 2024, September 19, 2024, October 2, 2024, October 7, 2024, November 13, 2024, November 19, 2024, November 20, 2024, December 4, 2024, December 17, 2024, December 20, 2024 and December 30, 2024; and

(d)	The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”); and

(e)	Our proxy statement on Schedule 14A, filed with the Commission on April 16, 2024.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

117 American Flat Road

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The information appearing under “Cautionary Notice Regarding Forward-Looking Statements” in the 2023 Form 10-K and the Form 10-Q is hereby incorporated by reference.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus.

The Company

OVERVIEW

Comstock innovates and commercializes technologies that enable systemic decarbonization, primarily by enabling the extraction and conversion of under-utilized natural resources into renewable energy and related products that integrate into existing global supply chains, facilitate the clean energy transition that reduce reliance on fossil fuels and contribute to net zero mobility.

Our goal is to Accelerate the Commercialization of Hard Technologies for Energy Markets primarily in renewable fuels, electrification metals, and other intelligently enabled mineral and materials development. Our strategies are based on accelerating the rate that our system innovates, enables and commercializes material science solutions that use our technologies to reduce reliance on long cycle fossil fuels, shift to short cycle fuels, and lead and support the adoption and growth of the materials necessary to increase the production of global energy. We are pushing the boundaries in technology development and sustainability by leveraging our systems unique design, our diverse technology portfolio, our natural and recycled mineral resources, our internal teams' diverse skills, and our pioneering research networks toward achieving breakthrough innovations and commercialization's that deliver meaningful positive impact across communities.

Our approach integrates frontier scientific discovery with our systemic management practices into One System aligned and capable of meeting the demand for commercial-ready energy transition solutions. Our operations primarily involve the innovation, development, and commercialization of our intellectual properties and the extraction and production of natural resources, with integrated teams focused on each core function in dedicated lines of business organized to address high impact decarbonization targets. We innovate and develop technologies to achieve significant growth on industry-wide scales, and in the case of Comstock Fuels, by creating financial and other incentives for rapid integration into and across entire industries. Our commercialization plans are designed to facilitate that type of systems integration, such as by providing decommissioning services, selling process solutions, engineering services and technology licenses that enable clients and strategic partners to use their capital, infrastructure, and other resources to maximize the rate and scale of commercial adoption.

We are currently commercializing pioneering intellectual properties for refining lignocellulosic (woody) biomass into renewable substitutes and additives for fossil crude at remarkably high yields, recycling increasingly scarce electrification metals from end-of-life photovoltaics and other electronic devices, and advancing our defined mineral resources to prepare for mining these assets in the future.

We will also make, own and manage investments in related assets to support our businesses, including multiple, existing minority equity positions and partnerships in strategic technology developers, a renewable fuels demonstration facility in Wisconsin, a metals recycling demonstration facility in Nevada, and direct investments in northern Nevada real estate comprised of industrial and commercial properties, strategic water rights and about twelve square miles of mining claims and related surface parcels that we own, lease and/or have a royalty interest in that also contain measured and indicated mineral resources containing 605,000 ounces of gold and 5,880,000 ounces of silver, and inferred mineral resources containing an additional 297,000 ounces of gold and 2,572,000 ounces of silver.

Comstock strives to operate systemically, collaborating with subject matter experts and aligned participants working toward a common goal. For example our partnerships include licensing and development agreements with RenFuel K2B AB (“RenFuel”), Emerging Fuels Technologies Inc. (“EFT”), the Alliance for Sustainable Energy LLC (“Alliance”), the managing and operating contractor of the U.S. Department of Energy’s (“DOE”) and the National Renewable Energy Laboratory (“NREL”), involving technologies developed by NREL and the Massachusetts Institute of Technology (“MIT”) (and collectively, the NREL Technologies) and another unaffiliated research and development company. Comstock is also actively engaged with licensees and other partners ranging from feedstock to engineering, procurement, construction, refining and local, state and federal jurisdictions for the accelerated deployment of our collective solutions.

RenFuel’s license is for the expansive use of their technologies and for the continued development and commercialization of advanced applications of RenFuel’s and Comstock’s complementary technologies. EFT enables the integration and use of their proprietary gas-to-liquids processes to convert process emissions into additional renewable fuels at facilities incorporating Comstock technology. NREL’s license represents an exclusive worldwide right to use the NREL Technologies in the processing and conversion of woody biomass to renewable fuels, subject to limited geographic restrictions, in exchange for royalty and other fees linked to related sales. We are also collaborating with an unaffiliated research and development company for purposes of conducting certain research and development work for increasing fuel yields, reducing carbon impact, and further lowering costs, that, when combined with other cost reducing developments and other potential by-product credits, positions the possibility of cost competitiveness with petroleum.

NREL’s license represents an exclusive worldwide right to use the NREL Technologies in the processing and conversion of woody biomass to renewable fuels, subject to limited geographic restrictions, in exchange for royalty and other fees linked to related sales.

Comstock Fuels - Our Fuels Segment develops and commercializes technologies that extract and convert wasted and unused lignocellulosic biomass into intermediates for refining into advanced renewable fuels. Most renewable fuels draw from the same pool of conventional fats, oils and greases (“FOG”) feedstocks, but the total existing FOG supply can only meet a small fraction of the global mobility demand. Our technologies unblock that constraint by converting abundant, lignocellulosic biomass into biointermediates for refining into high-yielding renewable fuels and delivers advanced lignocellulosic biomass refining solutions that set industry benchmarks for production of cellulosic ethanol, gasoline, renewable diesel, sustainable aviation fuel (“SAF”), and other renewable fuels, with extremely low carbon intensity scores and market-leading yields depending on feedstock, lignin content, site conditions, and other process parameters.

On October 1, 2024, the Company executed an Exclusive License Agreement (“ELA”) and a Cooperative Research and Development Agreement (“CRADA”) with Alliance for Sustainable Energy LLC (“Alliance”), the managing and operating contractor of the U.S. Department of Energy’s (“DOE”) National Renewable Energy Laboratory (“NREL”), involving technologies developed by NREL and the Massachusetts Institute of Technology (“MIT”) for conversion of lignocellulosic biomass into aromatic sustainable aviation fuel (“SAF”). The ELA provides the Company with the exclusive worldwide right to use the NREL technologies in the processing and conversion of seed plants to renewable fuels and renewable fuel feedstocks, subject to limited geographic restrictions, in exchange for royalty and other fees linked to sales of licensed products and sublicensing. The terms of the CRADA involve a three-year scope of work to jointly develop an integrated process based on the Company's existing process and the NREL technologies for the solvocatalytic refining of woody biomass into aromatic SAF and other renewable fuels. The Company is funding the research and contribute staff, equipment, and use of its Wisconsin pilot facility and the joint work is supported by NREL, MIT, and Washington State University.

While innovation and development are ongoing and we expect additional advancements, our existing commercially available technologies have proven the potential to produce up to 125 gallons per dry tonne of woody biomass as measured on a Gasoline Gallon Equivalent Basis (“GGE”) basis, with Carbon Intensity (“CI”) scores of 15 or less for Cellulosic Ethanol and our proprietary hydro-deoxygenated Bioleum oil (“HBO”). HBO is used by biofuel refineries to blend with and extend conventional hydroprocessed FOG feedstocks to enhance production of renewable fuels. Complementary technologies have been secured that can add up to 15 more GGEs.

Comstock Fuels plans to directly build, own, and operate a network of advanced renewable fuel refineries in the U.S. initially, to refine up to 10 million tons of biomass annually into 1.25 billion gallons of renewable fuel by 2035. Comstock Fuels is currently evaluating several U.S. sites for construction of our first commercial demonstration facility to validate our fully integrated process at 75,000 tons per year, paving the way for rapid full-scale commercialization. Comstock Fuels also licenses its advanced refining solutions to third parties for additional production in the U.S. and global markets, including several recently announced and pending projects. Comstock Fuels’ will generate revenue from the direct production and sale of renewable fuels, as well as from technology licensing and engineering services. In time, Comstock Fuels plans to use and broadly license its refining technologies to enable stakeholders across the worldwide petroleum, pulp and paper, forestry, and agricultural industries to contribute to and support decarbonizing global mobility.

In addition to our first commercial demonstration facility, we have several, related joint development projects based on our technologies, including feedstock and offtake agreements, licenses, engineering services, and direct investments of up to $200 million into Comstock Fuels Corporation and its projects, for deploying the first commercial demonstration facility, collaboratively, with technologically sophisticated and well capitalized partners.

On September 18, 2024, Comstock Fuels executed a term sheet with SACL Pte. Ltd. (“SACL”), a Singapore-based project development and management company that intends to develop renewable energy projects in Australia and New Zealand (the “Territory”). The term sheet is non-binding, but binding in respect of the essential economic terms until such time as the parties execute definitive agreements. On November 18, 2024, the Company amended the term sheet under which Comstock Fuels agreed to grant SACL an exclusive marketing agreement for Comstock Fuels’ advanced lignocellulosic biomass refining processes in Vietnam. The amendment was executed to increase SACL’s territory to facilitate the financing, construction, and operation of SACL’s first planned site in Vietnam, in addition to three existing sites currently under development in Australia, now totaling over 460 million gallons of renewable fuels, with an emphasis on sustainable aviation fuel (“SAF”). On December 10, 2024, the Comstock Fuels also executed a term sheet with Gresham’s Eastern (pvt) Ltd (“Gresham”), a sustainable energy engineering, equipment and construction company based in Pakistan, to deploy Comstock Fuels’ proprietary and patented lignocellulosic biomass refining technologies to produce sustainable aviation fuel (“SAF”) and other renewable fuels in Pakistan.

Early Adopter License Terms

SACL and its stakeholders previously identified three qualified sites for the construction of three Bioleum™ Refineries based on Comstock Fuels’ industry leading yields and decarbonizing impact, including (1) a 250,000 metric ton per year (“MTPY”) refinery located near Portland, Victoria, Australia, (2) a 250,000 MTPY refinery located near Moree, New South Wales, Australia, and (3) a 750,000 MTPY refinery located near Mackay, Queensland, Australia. However, SACL is actively evaluating additional projects for development in the Pacific Rim, including SACL’s now-planned new 750,000 MTPY Bioleum Refinery in Quang Tri Province, Vietnam.

Gresham’s will develop an initial demonstration facility in Lahore, Pakistan, also capable of processing 75,000 metric tons of biomass annually. Gresham’s plans on utilizing abundant, locally available agricultural and forestry residuals, as well as sustainably grown energy crops and becoming a leading contributor of Pakistan’s commitment to producing 60% renewable energy by 2030.

Under the terms of Comstock Fuels’ agreement with SACL and Gresham, Comstock Fuels will contribute site specific technology rights in exchange for a 20% equity stake in each Bioleum Refinery, plus a royalty fee equal to 6% of each refinery’s sales of licensed products, and engineering fees equal to 6% of total construction costs. The Bioleum Refineries will initially start with a capacity of 75,000 MTPY prior to scaling-up to between 250,000 MTPY to 1,000,000 MTPY, with early adopter royalty fees of 3% of sales and engineering fees equal to 3% of construction costs until scaling-up to 250,000 MTPY, with an initial upfront payment of $2,500,000 payable upon execution of each applicable site-specific license agreement for each refinery.

Together, all five Bioleum Refineries will have an estimated total construction cost of over $5.0 billion and produce over 350 million gasoline gallon equivalent basis (“GGE”) of sustainable aviation fuel, and other renewable fuels from lignocellulosic biomass, and over 225 million GGE from vegetable oils, with over $3.5 billion per year in sales at current prices.

Comstock Fuels and the owner of each Licensed Facility (“Producer”) will execute a separate non-exclusive, site-specific license agreement (“Site License Agreement”) for the development, financing, construction, and management of the corresponding Licensed Facility, and the direct use of the certain intellectual property of Comstock Fuels to produce and sell renewable fuels and related products.

Comstock Fuels will contribute the site-specific license to develop, finance, build, and manage the corresponding Licensed Facility in exchange for 20% of Producer’s fully diluted equity on a post-money basis after completion of construction financing for the corresponding Licensed Facility or scope expansion.

Comstock Fuels will provide each Producer with engineering support services in exchange for 3% of each applicable Producer’s total capital and construction costs, increasing to 6% at and above a capacity of 250,000 metric tons per year (“MTPY”), including an initial upfront payment of $2,500,000 payable upon execution of each applicable Site License Agreement.

Closing on $200 million of direct equity and/or debt financing into Comstock Fuels for the development and deployment of our first demonstration scale commercial facility, plus the execution of additional commercial agreements, including joint development agreements, offtake agreements, feedstock agreements, and additional licensing agreements represents our 2025 and ongoing objectives.

Metals Segment - Our Metals Segment recently secured its first industry-scale facility lease, the related county permit for storage, and increasingly significant supplier commitments and all of the necessary permits for operating its previously commissioned demonstration scale commercial photovoltaic recycling facility and commenced receiving revenue in the form of tipping fees during the 2024 second quarter, and revenue from recycled metal and residual material sales from processed end-of-life PV materials during the 2024 third quarter.

During the nine months of 2024, we expanded our metals recycling team, commissioned our first production site, secured all permitting for our first demonstration scale commercial facility, secured long term supply agreements from our first customers, commenced production commissioning activities and recorded revenue from both tipping fees and recycled metal sales, while we continued expanding existing revenue generating supply commitments that included additional decommissioning services for certain customers. We have also completed the site selection and secured our first “industry-scale” production facility and commenced the design and the permitting thereto, having already received our first county-level permit for industry-scale storage and processing.

Closing on direct equity and/or debt financing into Comstock Metals sufficient to fund the construction and commissioning of the Company’s first industry-scale facility, submitting all prerequisite permits, finalizing the industry-scale engineering, ordering all of the industry-scale equipment for our first industry-scale facility, and accelerating site selection for our second and third facilities, are the key 2025 Metals objectives.

Mining Segment - Our Mining Segment generated income in the form of leases, licenses, and related fees during the first nine months of 2024, and is administered by our wholly owned subsidiaries, Comstock Mining LLC, Comstock Processing LLC and various other local subsidiaries that collectively own or control twelve square miles of properties of patented mining claims, unpatented mining claims and surface parcels in northern Nevada, including six and a half miles of continuous mineralized strike length (the “Comstock Mineral Estate”).

On December 6, 2024, the Company executed a Membership Interest Purchase Agreement (the “MIPA”) to sell 100% of the northernmost patented and unpatented mining claims, mineral exploration rights and town lots (the “Northern Targets”) currently owned by Comstock’s wholly-owned subsidiary Comstock Northern Exploration, LLC., plus all of the 25% issued and outstanding membership interest that Comstock owns in Pelen LLC (“Pelen”) to Mackay Precious Metals Inc. (“Mackay”) for an aggregate purchase price of $2.75 million (the “Purchase Price”) and a 1.5% NSR production royalty from the sales of silver, gold, and all other valuable minerals and products extracted from these properties, in perpetuity. The Northern Targets encompass both the Gold Hill and Occidental Lode claim groups in Storey County, Nevada. Pelen owns certain claims adjacent to and/or relevant to these northern claim groups.

The Company was paid $1.3 million in cash with another $0.45 million due before February 15, 2024, plus an additional $1.0 million that will be paid within 45 days of the completion of Mackay’s public listing, at the election of Mackay, in either cash or their publicly registered common shares. The $1.0 million from the public listed shares is guaranteed by the value date of October 31, 2025.

Advancing the preliminary economic assessment for the Dayton Consolidated Project and progressing toward full economic feasibility for the southern part of the district and the development of preliminary Dayton mine and reclamation plans are key 2025 objectives.

Strategic Investments Segment

We own and manage several investments and projects that are strategic to our plans and ability to produce and maximize throughput in our Fuels, Metals and Mining Segments, that are held for the purpose of complementing or enhancing our mission of accelerating the commercialization of hard technologies for the energy transition and creating value but that are not a component of such other segments or otherwise have distinct operating activities. Our Strategic Investments Segment includes minority equity and equity-linked investments in Green Li-ion Pte Limited (lithium-ion battery component recycler and remanufacturing), RenFuel (advanced biofuel development and production) and Sierra Springs Opportunity Fund (northern Nevada real estate) and other equity investments. In November 2024, we completed the sale of our minority equity investment in GenMat.

On November 6, 2024, the Company, DIR and GenMat entered into an agreement pursuant to which (i) the Company obtained 100% ownership of AICo in exchange for all of the equity of GenMat previously owned by the Company, (ii) GenMat granted AICo a non-exclusive end user right and license (“EULA”) to use GenMat’s now and hereafter existing intellectual properties, including, without limitation, GenMat’s commercially available artificial intelligence for materials science services and products, and all current imaging and other data, analytics, artificial intelligence and other models, and other information, in both the form of data and a promulgated report, relating to Comstock’s mining properties in Nevada, and (iii) a credit against the amounts payable under the EULA equal to 100% of the Company’s cumulative historical investments in GenMat. The Company and GenMat also mutually agreed to terminate all prior agreements.

Investment in Green Li-ion – Our wholly owned LINICO subsidiary has owned 37,162 preferred shares of Green Li-ion since 2021. On September 12, 2023, LINICO received gross proceeds of $795,510 from the sale of 1,500 Green Li-ion preferred shares (representing approximately 4% of the 37,162 of the shares then owned by LINICO). In 2023, the Company adjusted our investment's carrying value to fair value by increasing that value by $14,577,627 for the remaining 35,662 Green Li-ion preferred shares representing 13.34% of Green Li-ion. The Company intends to sell its remaining shares during 2025.

Investment in SSOF – During 2019, the Company invested $335,000 for 6,700,000 shares. From 2020 through November of 2023, the Company advanced $6,985,000 to SSOF and its subsidiary, for the purpose of purchasing land, payments for deposits on land and payments for an option on land and water rights purchases. On December 29, 2023, the Company and SSOF agreed to convert the full amount of the outstanding advances for an additional 3,880,556 common shares of SSOF stock (at a dollar value of $1.80 per share) that also resulted in an unrealized gain recognized of $11,725,000 on the original 6,700,000 shares. For the nine months ended 2024, the Company invested an additional $530,000 in SSOF at $1.80 per share increasing our equity ownership to 17.38%.

SSOF is a qualified opportunity zone fund, that owns 100% of SSE, a qualified opportunity zone business. SSE and its subsidiaries own or controls approximately 2,500 acres of land, a manufacturing facility, significant senior, junior and effluent water rights, sewer rights and also owns and operates the Silver Springs Regional Airport LLC. The substantial majority of these properties are contiguous and strategically located within immediate proximity of Highway 50, State Route 492, the Northern Nevada Industrial Center and the Tahoe Reno Industrial Center where high tech companies like Tesla, Switch, Google, Microsoft, Tract and Redwood Materials, and over one hundred other companies are currently located, expanding or locating in this industrializing region.

Other

Investments in Properties – The Company directly owns three types of properties in Silver Springs, NV, including 98 acres of industrial land, 160 acres of commercial land, both centrally located in Silver Springs, just south of the Silver Springs Regional Airport and a portfolio of water rights. The Company has begun marketing these assets for sale as both industrial and commercial development as interest in Silver Springs, NV continuously increased during 2024, and accordingly classified these assets as held for sale in the condensed consolidated balance sheet.

Outlook

Our goal is to Accelerate the Commercialization of Hard Technologies for Energy Markets. We are pushing the boundaries of what is possible in technology and sustainability by leveraging our teams’ unique skills, our diverse technology portfolio and our frontier research and development networks toward achieving breakthrough innovations that deliver meaningful positive impact across industries, economies and communities. The primary focus for 2024 is the commercialization and capitalization of our businesses and the continuous innovation, development, engineering and actionable commercialization of our technologies and solutions.

Commercialization - Lines of Business

Comstock Fuels

Most current forms of renewable fuel draw from the same pool of conventional feedstocks, including corn and vegetable oils in the U.S., but the entire available supply of those feedstocks could only meet a small fraction of the rapidly growing demand for renewable fuels. Comstock's patented and patent-pending biorefining technologies unblock that constraint by converting underutilized lignocellulosic or "woody" biomass into biointermediates for refining drop-in and other renewable fuels.

Comstock Fuel’s objectives for the fourth quarter of 2024 include:

•	Execute multiple, revenue generating commercial agreements for industry-scale joint developments;
•	Advancing and expanding our innovation network for even higher yields and lower costs; and
•	Expand our integrated bio-intermediate production system, including cellulosic ethanol and HBO.

Additionally, closing on direct equity and/or debt financing, enables our first 75,000 MPTY commercial demonstration facility which is designed to be profitable and to confirm the scale of multiple industry facilities. Then, the Company plans to build its own, three U.S. based industrial scale facilities designed for inputs of up to 1 million tons per year of woody biomass feedstock and producing up to 125 million GGE of advanced biofuels, including renewable diesel and sustainable aviation fuels. Our commercialization plans also includes multiple, global joint development projects, with each joint development project, like SACL and Gresham, with the potential for generating in millions of dollars of technical services and engineering revenues and license agreements for additional production facilities that generate royalty revenues.

Comstock Metals

End of life solar panels are one of the primary metals-based products that can cause a massive amount of pollution if simply allowed to be landfilled at the end of life with no recovery of any of the underlying metal values.

Comstock Metal’s objectives for the fourth quarter of 2024 include:

•	Commencing full, three-shift production of the demonstration scale production facility;
•	Confirming the ongoing ability to fully and cleanly reprocess and reuse all residual materials;
•	Advancing the technology readiness for broader material recycling, prioritizing photovoltaics, to TRL 7;
•	Expanding our existing revenue generating decommissioning, supply and offtake commitments; and
•	Commencing permitting for our first “industry-scale” facility in Silver Springs, NV.

Comstock Metals is operating its demonstration scale production facility in Silver Springs, NV, and has also secured the initial county level permits for industry-scale operations and storage and is actively engaged in garnering expanded revenue generating supply. Additionally, closing on direct equity and/or debt financing, accelerates the deployment of the next two commercial demonstration facilities. Comstock Metals is also further expanding our business into decommissioning services both as a revenue generator and a feeder for our recycling business, and establishing markets for the sale of residual material including aluminum, glass and silver.

Comstock Mining

The Company has amassed the single largest known repository of historical and current geological data within the Comstock mineral district, including extensive geophysical surveys, geological mapping, and drilling data, including the Dayton resource.

On June 30, 2023, the Company signed a Mineral Exploration and Mining Lease Agreement (the “Mining Lease”) with Mackay. Mackay paid a lease initiation fee of $1,250,000 and made additional, quarterly lease payments to date totaling approximately $2,000,000.

The Company’s objectives for the fourth quarter of 2024 include:

•	Receive cash proceeds of more than $2 million from mineral leases and asset sales leveraging the northern district claims;
•	Commercialize mineral development agreements that enable resource expansion of the central district claims; and
•	Complete the preliminary mine plans that enables the economic development of the southern district claims.

The Company’s 2024 efforts apply economic analysis to Comstock’s existing gold and silver resources progressing toward preliminary economic feasibility for the southern part of the district and the ultimate development of full mine and reclamation plans and the development of post productive land and community development plans.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

THE OFFERING

Securities offered by us	Up to $10,638,298 Principal Amount 6.0% Convertible Promissory Note and common shares equal in value to 3% of the principal amount of such promissory note, the Registered Commitment Shares. On the initial closing date, the Investor will fund an initial tranche fund $5,000,000, which shall result in an aggregate principal amount of $5,319,149 (that is, $5,000,000 in cash plus original issue discount of $319,149). On or before the date that is ten (10) business days after the Stock Split, the Company will receive an additional funding of $5,000,000, which shall result in a principal amount for such second tranche of $5,319,149 (that is, an additional $5,000,000 in cash plus an additional $319,149 of original issue discount).

Conversion:	Conversion of the Convertible Note shall be subject to the Company’s shareholders approving an increase in the Company’s authorized shares of Common Stock or a decrease (i.e., reverse split) in the number of shares of Common Stock issued and outstanding without a corresponding reduction in the number of authorized shares of Common Stock (resulting in an effective increase in the number of authorized shares of Common Stock available for future issuances of Common Stock). Commencing on the date that is 20 calendar days following the issuance date until the date that the Stock Split occurs, the Convertible Note shall be convertible into the number of shares of Common Stock not to exceed the required minimum (as defined in the Purchase Agreement) minus the number of commitment shares (as defined in the Purchase Agreement) issued.

Use of Proceeds	General corporate purposes, including development expenses and capital expenditures associated with commercializing our first industry scale facility for Comstock Metals and engineering and the development of the first commercial demonstration facility for Comstock Fuels.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” below of this prospectus before investing in our common stock.

NYSE American LLC symbol	LODE

RISK FACTORS

Investing in our common stock involves significant risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the 2023 Form 10-K and the Form 10-Q, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock decline, and you could lose all or a part of your investment.

Risks Relating to the Company’s Common Stock and this Offering

The Company may issue additional common stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.

The Company is currently authorized to issue 245,000,000 shares of common stock, of which 235,075,772 were issued and outstanding as of January 10, 2025, and 50,000,000 shares of preferred stock, of which no Preferred Shares are issued or outstanding as of January 10, 2025. To maintain its capital at desired levels or to fund future growth, the Board may decide from time to time to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. The sale of these securities may significantly dilute stockholders’ ownership interest and the market price of the common stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to the Company’s current stockholders that may adversely impact its current stockholders.

Conversion of the Convertible Note is subject to implementing the Stock Split.

Except as set forth in the Convertible Note, conversion of the Convertible Note shall be subject to the Stock Split.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

If the price per share of our common stock is offered at price that is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The net tangible book value of our common stock on September 30, 2024, was approximately $0.30 per share. Purchasing our common stock at a purchase price in excess of the net tangible book value per share, will result in you suffering an immediate and substantial dilution. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we are unable to maintain the listing standards of the NYSE American LLC, our common stock may be delisted, which may have a material adverse effect on the liquidity and value of our common stock.

Our common stock is traded on the NYSE American LLC. To maintain our listing on the NYSE American LLC, we must meet certain financial and liquidity criteria. The market price of our common stock has been and may continue to be subject to significant fluctuation as a result of periodic variations in our revenues and results of operations. If we fail to meet any of the NYSE American LLC’s listing standards, we may be delisted. In the event of delisting, trading of our common stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which could have a material adverse effect on the market liquidity and value of our common stock.

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other stockholders may disagree.

We intend to use the net proceeds from this offering for strategic development programs, working capital and other general corporate purposes. See the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

The price of our common stock has and may continue to fluctuate significantly, which could negatively affect the Company and holders of our common stock.

The market price of our common shares is subject to volatility, has fluctuated, and may continue to fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the mining, metals, recycling or environmental remediation industries generally, coordinated trading activities, large derivative positions or the macroeconomic outlook. The price of our common stock has been, and may continue to be, highly volatile in response to our recent transactions. Certain events or changes in the market or our industries generally are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, factors that could impact our trading price include:

•	our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;
•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;
•	failure to declare dividends on our common stock from time to time;
•	reports in the press or investment community relating to our reputation or the financial services industry;
•	developments in our business or operations, or our industry sectors generally;
•	any future offerings by us of our common stock;
•

any coordinated trading activities or large derivative positions in our common stock, for example, a short squeeze, which occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in surges of stock prices when demand is greater than supply;

•	legislative or regulatory changes affecting our industry generally or our business and operations specifically;

•	the operating and stock price performance of companies that investors consider to be comparable to us;
•	announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;
•	expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;
•	actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;
•	proposed or final regulatory changes or developments;
•	anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and
•

other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity prices, credit or asset valuations or volatility.

USE OF PROCEEDS

General corporate purposes, including the payment of existing indebtedness, development expenses and capital expenditures associated with commercializing our first industry scale facility for Comstock Metals and engineering and the development of the first commercial demonstration facility for Comstock Fuels.

DILUTION

Investors in shares of our common stock offered in this offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of September 30, 2024, was approximately $62.2 million, or approximately $0.30 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets (which is equal to total assets less intangible assets) and dividing this amount by the number of shares of common stock outstanding as of such date.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. Any sale of our common stock in this offering at a price per share greater than the net tangible book value per share will result in (after giving effect to such sale and deducting discounts, commissions estimated offering expenses payable by us) an increase in our as adjusted net tangible book value per share of common stock with respect to our existing stockholders and an immediate and substantial dilution in net tangible book value per share of common stock to new investors purchasing shares in this offering.

PLAN OF DISTRIBUTION

We have entered into the Purchase Agreement with Kips Bay Select, LP (including any designees thereof, the “Investor”), relating to our issuance sale of an 6.0% Convertible Promissory Note due April 10, 2026 (the “Convertible Note”). On the eleventh day following the closing of the Convertible Note, the Company will issue to the Investor (i) restricted shares of the Company’s common stock equal to 2% of the Principal Amount of the Convertible Note, based on a price per share equal to the 20-day VWAP for the VWAP Period, and (ii) registered shares of the Company’s common stock equal in value to 3% of the Principal Amount of the Convertible Note (the “Registered Commitment Shares”), based on a price per share equal to the 20-day VWAP for the VWAP Period, in each case, for no additional consideration.

The Convertible Note may be issued with an original aggregate principal amount up to $10,638,298 (the “Face Value”). The Convertible Note is issued with a 6% original issue discount, meaning that the purchase price paid by the Investor for the Convertible Note will be up to $10,000,000. On the initial closing date, the Investor will fund $5,000,000, which shall result in an aggregate principal amount of $5,319,149 (that is, $5,000,000 in cash plus original issue discount of $319,149). On or before the date that is ten (10) business days after the Stock Split, the Company will receive an additional funding of $5,000,000, which shall result in a principal amount for such second tranche of $5,319,149 (that is, an additional $5,000,000 in cash plus an additional $319,149 of original issue discount). The Convertible Note accrues interest at a per annum interest rate of 6.0%. The Convertible Note has a maturity date of April 10, 2026. The closing for the Convertible Note is January 10, 2025 (the “Closing Date”). The Convertible Note can be prepaid for cash 30-days following closing by the Company providing no less than 30 days’ notice of its intention to prepay the Convertible Note at 120% of the Face Value, plus accrued interest.

Except as set forth in the Convertible Note, conversion of the Convertible Note shall be subject to the Stock Split.

The Company covenants and agrees that it will convene a special meeting of its shareholders to obtain Shareholder Approval (as defined in the Purchase Agreement) for effectively increasing its authorized shares no later than February 28, 2025.

Subject to shareholder approval of increase in the Company’s authorized shares of Common Stock or a decrease (i.e., reverse split) in the number of shares of Common Stock issued and outstanding without a corresponding reduction in the number of authorized shares of Common Stock (resulting in an effective increase in the number of authorized shares of Common Stock available for future issuances of Common Stock), the Convertible Note is convertible into common stock at a conversion price equal to 88% of the lowest of the volume weighted average price of the Common Stock (or 80% of the lowest volume weighted average price, if an Event of Default (as defined in the Convertible Note) has occurred and is continuing) of the six consecutive trading days prior to and including the date that the Purchaser submits a conversion notice.

In no event would the Convertible Notes be convertible into more than 19.9% of the number of shares of Common Stock issued and outstanding on the issuance date, both before and after giving effect to any reverse split (such limitation, the “NYSE Cap”).  If the Convertible Note may not be converted into shares of Common Stock due to the NYSE Cap, the Company shall have the option to either (i) seek shareholder approval to issue additional shares above the NYSE Cap or (ii) pay off the remaining Notes in cash.  The number of shares that may be issued pursuant to any conversion notice cannot exceed 500% of the average trading day’s volume the common stock for the ten-trading-day-period (including the date of a conversion notice). The Investor cannot generally submit more than one conversion notice in any five-trading-day-period.

The Convertible Note also provides that the Investor is entitled to receive consideration that common shareholders receive in the event of certain “Fundamental Transactions,” as defined.

The Investor may be deemed to be an “underwriter” within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the Convertible Note or shares issued upon conversion of the Convertible Note may also be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Investor may be deemed to be an “underwriter” within the meaning of the Securities Act, the Investor will be subject to the prospectus delivery requirements of the Securities Act. This prospectus may be made available and distributed to investors in electronic format.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Investor will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Investor.

The Investor has agreed not to enter into any “short sales” of our common stock while the Convertible Note is outstanding.

Listing and Transfer Agent

Our common stock is listed on the NYSE American under the symbol “LODE.” We have submitted an application to the NYSE American to list the shares of common stock offered hereby. The transfer agent and registrar for our common stock is Equiniti, located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100. Its telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering and certain other legal matters has been passed upon for us by McDonald Carano LLP, Reno, Nevada.

EXPERTS

The consolidated financial statements for the fiscal year ended December 31, 2023 and December 31, 2022, incorporated in this Prospectus by reference from the 2023 Form 10-K have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

PROSPECTUS

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Rights

Units

Warrants

From time to time, we may offer up to an aggregate of $50,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer shares of our $0.000666 par value, per share common stock (“Common Stock”) or preferred stock upon conversion of debt securities, Common Stock upon conversion of preferred stock, or Common Stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the NYSE AMERICAN LLC under the symbol “LODE.” The last reported price of our common stock on the NYSE AMERICAN LLC on March 25, 2022 was $1.80 per share. The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on March 25, 2022 was $102,955,594.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 4, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of the specific securities being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 28, 2022 (the “2021 Form 10-K”); and

(b) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

P.O. Box 1118

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2021 Form 10-K, the Form 10-Qs and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company innovates technologies that contribute to global decarbonization and circularity by efficiently converting supplies of unused and under-utilized natural resources into renewable fuels and electrification products that contribute to decarbonization. The Company intends to achieve growth and financial, natural, and social gains by building, owning, and operating a fleet of advanced carbon neutral extraction and refining facilities, by selling an array of complimentary process solutions and related services, and by licensing selected technologies to qualified strategic partners.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

FORWARD LOOKING STATEMENTS

The information appearing under “Cautionary Notice Regarding Forward Looking Statements” in the 2021 Form 10-K, is hereby incorporated by reference.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to the 2021 Form 10-K or periodic reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, repayment of existing debt, funding acquisitions, capital expenditures and other general corporate purposes.

DESCRIPTION OF COMMON STOCK

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 67,707,832 shares of Common Stock issued and outstanding.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our articles of incorporation, the Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE AMERICAN rules), to designate and issue up to 50,000,000 shares of preferred stock in one or more series or classes, to establish from time to time the number of shares to be included in each such series or classes, and to fix the rights, privileges and preferences of such series or classes. The Company currently has no issued and outstanding shares of preferred stock.

The Board will fix the rights, privileges and preferences of the preferred stock of each series or class, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Pursuant to the terms of our outstanding indebtedness and a Stockholders Agreement with our largest shareholder, we are prohibited from issuing debt without the prior written consent. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. Generally, the indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We will file forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the Commission.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that will contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;
•	whether or not such debt securities are guaranteed by our subsidiaries or other entities;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;

•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters to:

•	fix any ambiguity, defect or inconsistency in the indenture;
•	comply with provisions described above under “Description of Debt Securities - Consolidation, Merge or Sale;”
•	comply with any requirements of the Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•

provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities - General” to establish the form of any certifications required;

•	be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•

add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our Common Stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, Common Stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights. We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;
•	the aggregate number of shares of Common Stock, preferred stock or other securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;
•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;
•	the method by which holders of rights will be entitled to exercise;
•	the conditions to the completion of the offering, if any;
•	the withdrawal, termination and cancellation rights, if any;
•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;
•	whether stockholders are entitled to oversubscription rights, if any;
•	any applicable U.S. federal income tax considerations; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the amount of shares of Common Stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase Common Stock or preferred stock, the number of shares of Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase Common Stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of Common Stock, preferred stock, debt securities and/or warrants for the purchase of Common Stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE AMERICAN. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP, Reno, Nevada. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Registration Statement by reference from the 2021 Form 10-K for the two years ended December 31, 2021, and December 31, 2020, respectively, have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Comstock Inc.

Up to $10,638,298 Principal Amount 6.0% Convertible Promissory Note

PROSPECTUS

January 10, 2025